EXHIBIT 99.1
1Q 2024 Earnings Release

FOR IMMEDIATE RELEASE	April 26, 2024

ExxonMobil Announces First-Quarter 2024 Results

•Generated strong first-quarter earnings of $8.2 billion and $14.7 billion of cash flow from operating activities
•Achieved quarterly gross production of more than 600,000 oil-equivalent barrels per day in Guyana and reached a final investment decision on the sixth major development
•Grew performance chemical sales volumes and delivered record first-quarter refining throughput1 while maintaining excellent turnaround performance
•Reduced operated methane emissions intensity by more than 60% since 20162
•Investing in technology to extend our reach to new high-value, high-growth markets including advanced recycling, ProxximaTM, carbon materials and direct air capture of carbon dioxide

Results Summary

Dollars in millions (except per share data)	1Q24	4Q23	Change vs 4Q23	1Q23	Change vs 1Q23
Earnings (U.S. GAAP)	8,220	7,630	+590	11,430	-3,210
Earnings Excluding Identified Items (non-GAAP)	8,220	9,963	-1,743	11,618	-3,398

Earnings Per Common Share ³	2.06	1.91	+0.15	2.79	-0.73
Earnings Excluding Identified Items Per Common Share (non-GAAP) ³	2.06	2.48	-0.42	2.83	-0.77

Capital and Exploration Expenditures	5,839	7,757	-1,918	6,380	-541

SPRING, Texas – April 26, 2024 – Exxon Mobil Corporation today announced first-quarter 2024 earnings of $8.2 billion, or $2.06 per share assuming dilution. Capital and exploration expenditures were $5.8 billion, consistent with the company's full-year guidance of $23 billion to $25 billion.
“Our strategy and focus on execution excellence is creating significant value for society and our shareholders,” said Darren Woods, chairman and chief executive officer.

“We delivered a strong quarter with continued growth in advantaged assets, such as Guyana, where production continues at higher-than-expected levels, contributing to historic economic growth for the Guyanese people. In Product Solutions, our strong turnaround performance on cost and schedule helped drive record first-quarter refining throughput1. Looking ahead, we’re making great progress on our plans to grow the earnings power of our existing businesses from investments in advantaged assets and higher-value products, and further reduce structural costs. We are investing in technology to transform the molecules derived from oil and natural gas into products that extend our reach into new, high-value, high-growth markets to capture even greater value from our core competitive advantages.”

1    Highest first-quarter global refinery throughput (2000-2024) since Exxon and Mobil merger in 1999, based on current refinery circuit.
2    Based on year-end 2023 data.
3    Assuming dilution.

1Q23 to 1Q24 Factor Analysis[1]
Financial Highlights
•First-quarter earnings were $8.2 billion versus $11.4 billion in the first quarter of 2023. Earnings excluding identified items were $8.2 billion compared to $11.6 billion in the same quarter last year. Earnings decreased as industry refining margins and natural gas prices came down from last year's highs to trade within the ten-year historical range2. Timing effects from unsettled derivative mark-to-market impacts and other primarily non-cash impacts from tax and inventory adjustments as well as divestments contributed to the lower earnings. Strong advantaged volume growth primarily from Guyana and the Beaumont refinery expansion, and structural cost savings helped to offset lower base volumes from divestments, unfavorable entitlements and government-mandated curtailments, and higher expenses from scheduled maintenance.
•Achieved $10.1 billion of cumulative Structural Cost Savings versus 2019 with an additional $0.4 billion during the quarter. The company plans to deliver cumulative savings totaling $15 billion through the end of 2027.
•Generated strong cash flow from operations of $14.7 billion and free cash flow of $10.1 billion in the first quarter. Shareholder distributions of $6.8 billion in the quarter included $3.8 billion of dividends and $3.0 billion of share repurchases. The share-repurchase program was paused briefly following the Pioneer S-4 filing and resumed after Pioneer's special shareholder meeting. The annual pace of share repurchases will increase to $20 billion per year after the transaction closes, assuming reasonable market conditions.
•The Corporation declared a second-quarter dividend of $0.95 per share, payable on June 10, 2024, to shareholders of record of Common Stock at the close of business on May 15, 2024.
•The company's debt-to-capital ratio was 16% and the net-debt-to-capital ratio was 3%, reflecting a period-end cash balance of $33.3 billion.

1    The earnings factors have been updated to provide additional visibility into drivers of our business results starting this first quarter of 2024. The company evaluates these factors periodically to determine if any enhancements may provide helpful insights to the market. See page 8 for definitions of these new factors.
2    10-year range includes 2010-2019, a representative 10-year business cycle which avoids the extreme outliers in both directions that the market experienced in the past four years.

.
EARNINGS AND VOLUME SUMMARY BY SEGMENT

Upstream
Dollars in millions (unless otherwise noted)	1Q24	4Q23	1Q23
Earnings/(Loss) (U.S. GAAP)
United States	1,054	84	1,632
Non-U.S.	4,606	4,065	4,825
Worldwide	5,660	4,149	6,457

Earnings/(Loss) Excluding Identified Items (non-GAAP)
United States	1,054	1,573	1,632
Non-U.S.	4,606	4,693	4,983
Worldwide	5,660	6,266	6,615

Production (koebd)	3,784	3,824	3,831
•Upstream first-quarter earnings were $5.7 billion, a decrease of $797 million compared to the same quarter last year. The prior-year period was negatively impacted by tax-related identified items. Excluding identified items, earnings decreased $955 million driven by a 32% decrease in natural gas realizations and other primarily non-cash impacts from tax and inventory adjustments as well as divestments. These factors were partially offset by a 4% increase in liquids realizations and less unfavorable timing effects mainly from derivatives mark-to-market impacts. Net production was 47,000 oil-equivalent barrels per day lower than the same quarter last year with the growth in advantaged Guyana volumes more than offsetting the earnings impact from lower base volumes due to divestments, government-mandated curtailments and unfavorable entitlement effects. Excluding the impacts from divestments, entitlements, and government-mandated curtailments, net production grew 77,000 oil-equivalent barrels per day driven by the start-up of the Payara development in Guyana. Payara reached nameplate capacity of 220,000 barrels per day in mid-January, ahead of schedule, demonstrating excellence in project execution and operations.
•Compared to the fourth quarter, earnings increased $1.5 billion driven by the absence of identified items of $2.1 billion mainly from the impairment of the idled Santa Ynez Unit assets in California. Earnings excluding identified items decreased from $6.3 billion to $5.7 billion. Advantaged asset volume growth from Guyana provided a partial offset to lower natural gas realizations and lower base volumes due to unfavorable sales timing and entitlement impacts. Net production in the first quarter was 3.8 million oil-equivalent barrels per day, a decrease of 40,000 oil-equivalent barrels per day compared to the fourth quarter. Excluding divestments, entitlements and government-mandated curtailments, net production increased 57,000 oil-equivalent barrels per day.
•The company announced a final investment decision for the Whiptail development in Guyana. This is the sixth offshore project and is expected to add approximately 250,000 oil-equivalent barrels per day of gross capacity with start-up targeted by year-end 2027. Construction is underway on the Floating Production Storage and Offloading vessels for the Yellowtail and Uaru projects, with Yellowtail anticipated to start production in 2025 and Uaru targeted for 2026. In addition, one new exploration discovery was made this year in the Stabroek block.
•In October 2023, ExxonMobil announced an agreement to merge with Pioneer Natural Resources in a $59.5 billion all-stock transaction1. The transaction was approved by Pioneer shareholders. The transaction close is anticipated in the second quarter of 2024, pending regulatory approval.

1    Based on the October 5, 2023 closing price for ExxonMobil shares and the fixed exchange rate of 2.3234 per Pioneer share.

Energy Products
Dollars in millions (unless otherwise noted)	1Q24	4Q23	1Q23
Earnings/(Loss) (U.S. GAAP)
United States	836	1,329	1,910
Non-U.S.	540	1,878	2,273
Worldwide	1,376	3,207	4,183

Earnings/(Loss) Excluding Identified Items (non-GAAP)
United States	836	1,137	1,910
Non-U.S.	540	1,881	2,303
Worldwide	1,376	3,018	4,213

Energy Products Sales (kbd)	5,232	5,357	5,277
•Energy Products first-quarter earnings totaled $1.4 billion, a decrease of $2.8 billion compared to the same quarter last year due to weaker industry refining margins and unfavorable timing effects mainly from derivatives mark-to-market impacts. Earnings improvements from the advantaged Beaumont refinery expansion project, as well as structural cost savings, partly offset lower base volumes from divestments and higher scheduled maintenance expenses. Strong turnaround performance reduced labor costs and facility downtime, which helped to mitigate expenses related to the scheduled maintenance.
•Compared to the fourth quarter, earnings decreased $1.8 billion driven by timing effects, as well as lower base volumes and higher expenses from scheduled maintenance. Earnings were also reduced by other primarily non-cash effects from tax and inventory adjustments. These factors were partly offset by improved industry refining margins. Absence of fourth-quarter identified items decreased earnings by $189 million.

Chemical Products
Dollars in millions (unless otherwise noted)	1Q24	4Q23	1Q23
Earnings/(Loss) (U.S. GAAP)
United States	504	478	324
Non-U.S.	281	(289)	47
Worldwide	785	189	371

Earnings/(Loss) Excluding Identified Items (non-GAAP)
United States	504	446	324
Non-U.S.	281	131	47
Worldwide	785	577	371

Chemical Products Sales (kt)	5,054	4,776	4,649
•Chemical Products earnings were $785 million, an increase of $414 million compared to the same quarter last year. Despite continued bottom-of-cycle conditions, results improved with higher margins due to lower North American feed costs and higher margins from performance chemicals more than offsetting the decline in industry margins for polyethylene and polypropylene. Earnings were further supported by advantaged performance product volumes growth, reflecting advantaged investments including the recent Baytown Chemical Expansion. Base volumes also improved from lower scheduled maintenance and strong reliability during U.S. Gulf Coast weather events.
•Compared to the fourth quarter, earnings improved by $596 million. The absence of prior quarter identified items mainly associated with asset impairments and other financial reserves improved earnings by $388 million. Earnings excluding identified items increased $208 million from the fourth quarter driven by higher base volumes and improved margins from strengthening of the North American feed advantage.

Specialty Products
Dollars in millions (unless otherwise noted)	1Q24	4Q23	1Q23
Earnings/(Loss) (U.S. GAAP)
United States	404	386	451
Non-U.S.	357	264	323
Worldwide	761	650	774

Earnings/(Loss) Excluding Identified Items (non-GAAP)
United States	404	374	451
Non-U.S.	357	369	323
Worldwide	761	743	774

Specialty Product Sales (kt)	1,959	1,839	1,940
•Specialty Products earnings were $761 million, compared to $774 million in the same quarter last year. Improved finished lubes margins and structural cost savings offset weaker basestock margins and higher base expenses.
•Earnings increased $111 million versus the fourth quarter. The absence of identified items in the quarter improved earnings by $93 million. Earnings benefited from stronger finished lubes margins due to lower feed costs and growth in high-value product sales. Seasonally higher base sales volumes and seasonally lower marketing expenses also contributed to the higher earnings. These factors were offset by weaker basestock margins and the absence of favorable year-end inventory impacts.

Corporate and Financing
Dollars in millions (unless otherwise noted)	1Q24	4Q23	1Q23
Earnings/(Loss) (U.S. GAAP)	(362)	(565)	(355)
Earnings/(Loss) Excluding Identified Items (non-GAAP)	(362)	(641)	(355)
•Corporate and Financing reported first-quarter net charges of $362 million, an increase of $7 million from the same quarter last year.
•Net charges decreased $203 million versus the fourth quarter driven by lower financing and corporate costs, partly offset by the absence of favorable tax-related identified items.

.
CASH FLOW FROM OPERATIONS AND ASSET SALES EXCLUDING WORKING CAPITAL

Dollars in millions (unless otherwise noted)	1Q24	4Q23	1Q23
Net income/(loss) including noncontrolling interests	8,566	8,012	11,843
Depreciation and depletion (includes impairments)	4,812	7,740	4,244
Changes in operational working capital, excluding cash and debt	2,008	(2,191)	(302)
Other	(722)	121	556
Cash Flow from Operating Activities (U.S. GAAP)	14,664	13,682	16,341

Proceeds from asset sales and returns of investments	703	1,020	854
Cash Flow from Operations and Asset Sales (non-GAAP)	15,367	14,702	17,195

Less: Changes in operational working capital, excluding cash and debt	(2,008)	2,191	302
Cash Flow from Operations and Asset Sales excluding Working Capital (non-GAAP)	13,359	16,893	17,497

FREE CASH FLOW

Dollars in millions (unless otherwise noted)	1Q24	4Q23	1Q23
Cash Flow from Operating Activities (U.S. GAAP)	14,664	13,682	16,341
Additions to property, plant and equipment	(5,074)	(6,228)	(5,412)
Additional investments and advances	(421)	(1,854)	(445)
Other investing activities including collection of advances	215	1,348	78
Proceeds from asset sales and returns of investments	703	1,020	854
Free Cash Flow (non-GAAP)	10,087	7,968	11,416

CALCULATION OF STRUCTURAL COST SAVINGS

Dollars in billions (unless otherwise noted)	Twelve Months Ended December 31,		Three Months Ended March 31,
	2019	2023	2023	2024
Components of Operating Costs
From ExxonMobil’s Consolidated Statement of Income (U.S. GAAP)
Production and manufacturing expenses	36.8	36.9	9.4	9.1
Selling, general and administrative expenses	11.4	9.9	2.4	2.5
Depreciation and depletion (includes impairments)	19.0	20.6	4.2	4.8
Exploration expenses, including dry holes	1.3	0.8	0.1	0.1
Non-service pension and postretirement benefit expense	1.2	0.7	0.2	—
Subtotal	69.7	68.9	16.4	16.5
ExxonMobil’s share of equity company expenses (non-GAAP)	9.1	10.5	2.7	2.4
Total Adjusted Operating Costs (non-GAAP)	78.8	79.4	19.1	18.9

Total Adjusted Operating Costs (non-GAAP)	78.8	79.4	19.1	18.9
Less:
Depreciation and depletion (includes impairments)	19.0	20.6	4.2	4.8
Non-service pension and postretirement benefit expense	1.2	0.7	0.2	—
Other adjustments (includes equity company depreciation and depletion)	3.6	3.7	0.8	0.9
Total Cash Operating Expenses (Cash Opex) (non-GAAP)	55.0	54.4	13.9	13.2

Energy and production taxes (non-GAAP)	11.0	14.9	4.3	3.4
Total Cash Operating Expenses (Cash Opex) excluding Energy and Production Taxes (non-GAAP)	44.0	39.5	9.6	9.8

		Change vs 2019		Change vs 2023	Estimated Cumulative vs 2019
Total Cash Operating Expenses (Cash Opex) excluding Energy and Production Taxes (non-GAAP)		-4.5		+0.2

Market		+3.6		+0.1
Activity/Other		+1.6		+0.5
Structural Cost Savings		-9.7		-0.4	-10.1

This press release also references Structural Cost Savings, which describes decreases in cash opex excluding energy and production taxes as a result of operational efficiencies, workforce reductions, divestment-related reductions, and other cost-savings measures, that are expected to be sustainable compared to 2019 levels. Relative to 2019, estimated cumulative Structural Cost Savings totaled $10.1 billion, which included an additional $0.4 billion in the first three months of 2024. The total change between periods in expenses above will reflect both Structural Cost Savings and other changes in spend, including market factors, such as inflation and foreign exchange impacts, as well as changes in activity levels and costs associated with new operations. Estimates of cumulative annual structural savings may be revised depending on whether cost reductions realized in prior periods are determined to be sustainable compared to 2019 levels. Structural Cost Savings are stewarded internally to support management's oversight of spending over time. This measure is useful for investors to understand the Corporation's efforts to optimize spending through disciplined expense management.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 7:30 a.m. Central Time on April 26, 2024. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Selected Earnings Factor Definitions
Advantaged volume growth. Earnings impact from change in volume/mix from advantaged assets, strategic projects, and high-value products. See frequently used terms on page 10 for definitions of advantaged assets, strategic projects, and high-value products.
Base volume. Includes all volume/mix factors not included in Advantaged volume growth factor defined above.

Structural cost savings. After-tax earnings effect of Structural Cost Savings as defined on page 7, including cash operating expenses related to divestments that were previously included in "volume/mix" factor.

Expenses. Includes all expenses otherwise not included in other earnings factors.

Timing effects. Timing effects are primarily related to unsettled derivatives (mark-to-market) and other earnings impacts driven by timing differences between the settlement of derivatives and their offsetting physical commodity realizations (due to LIFO inventory accounting).

Cautionary Statement
Statements related to future events; projections; descriptions of strategic, operating, and financial plans and objectives; statements of future ambitions or plans; and other statements of future events or conditions in this release, are forward-looking statements. Similarly, discussion of future carbon capture, transportation and storage, as well as biofuels, hydrogen, direct air capture, and other plans to reduce emissions of ExxonMobil, its affiliates or companies it is seeking to acquire, are dependent on future market factors, such as continued technological progress, policy support and timely rule-making and permitting, and represent forward-looking statements. Actual future results, including financial and operating performance; potential earnings, cash flow, or rate of return; total capital expenditures and mix, including allocations of capital to low carbon investments; realization and maintenance of structural cost reductions and efficiency gains, including the ability to offset inflationary pressure; plans to reduce future emissions and emissions intensity; ambitions to reach Scope 1 and Scope 2 net zero from operated assets by 2050, to reach Scope 1 and 2 net zero in Upstream Permian Basin unconventional operated assets by 2030 and in Pioneer Permian assets by 2035, to eliminate routine flaring in-line with World Bank Zero Routine Flaring, to reach near-zero methane emissions from its operated assets and other methane initiatives, to meet ExxonMobil’s emission reduction goals and plans, divestment and start-up plans, and associated project plans as well as technology advances, including the timing and outcome of projects to capture and store CO2, produce hydrogen, produce biofuels, produce lithium, create new advanced carbon materials, and use plastic waste as feedstock for advanced recycling; changes in law, taxes, or regulation including environmental and tax regulations, trade sanctions, and timely granting of governmental permits and certifications; cash flow, dividends and shareholder returns, including the timing and amounts of share repurchases; future debt levels and credit ratings; business and project plans, timing, costs, capacities and returns; resource recoveries and production rates; and planned Pioneer and Denbury integrated benefits, could differ materially due to a number of factors. These include global or regional changes in the supply and demand for oil, natural gas, petrochemicals, and feedstocks and other market factors, economic conditions and seasonal fluctuations that impact prices and differentials for our products; government policies supporting lower carbon and new market investment opportunities such as the U.S. Inflation Reduction Act or policies limiting the attractiveness of future investment such as the additional European taxes on the energy sector and unequal support for different methods of emissions reduction; variable impacts of trading activities on our margins and results each quarter; actions of competitors and commercial counterparties; the outcome of commercial negotiations, including final agreed terms and conditions; the ability to access debt markets; the ultimate impacts of public health crises, including the effects of government responses on people and economies; reservoir performance, including variability and timing factors applicable to unconventional resources; the level and outcome of exploration projects and decisions to invest in future reserves; timely completion of development and other construction projects; final management approval of future projects and any changes in the scope, terms, or costs of such projects as approved; government regulation of our growth opportunities; war, civil unrest, attacks against the company or industry and other political or security disturbances; expropriations, seizure, or capacity, insurance or shipping limitations by foreign governments or laws; opportunities for potential acquisitions, investments or divestments and satisfaction of applicable conditions to closing, including timely regulatory approvals; the capture of efficiencies within and between business lines and the ability to maintain near-term cost reductions as ongoing efficiencies; unforeseen technical or operating difficulties and unplanned maintenance; the development and competitiveness of alternative energy and emission reduction technologies; the results of research programs and the ability to bring new technologies to commercial scale on a cost-competitive basis; and other factors discussed under Item 1A. Risk Factors of ExxonMobil’s 2023 Form 10-K.
Actions needed to advance ExxonMobil’s 2030 greenhouse gas emission-reductions plans are incorporated into its medium-term business plans, which are updated annually. The reference case for planning beyond 2030 is based on the Company’s Global Outlook research and publication. The Outlook is reflective of the existing global policy environment and an assumption of increasing policy stringency and technology improvement to 2050. However, the Global Outlook does not attempt to project the degree of required future policy and technology advancement and deployment for the world, or ExxonMobil, to meet net zero by 2050. As future policies and technology advancements emerge, they will be incorporated into the Outlook, and the Company’s business plans will be updated accordingly. References to projects or opportunities may not reflect investment decisions made by the corporation or its affiliates. Individual projects or opportunities may advance based on a number of factors, including availability of supportive policy, permitting, technological advancement for cost-effective abatement, insights from the company planning process, and alignment with our partners and other stakeholders. Capital investment guidance in lower-emission investments is based on our corporate plan; however, actual investment levels will be subject to the availability of the opportunity set, public policy support, and focused on returns.
Forward-looking and other statements regarding environmental and other sustainability efforts and aspirations are not an indication that these statements are material to investors or requiring disclosure in our filing with the SEC. In addition, historical, current, and forward-looking environmental and other sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future, including future rule-making. The release is provided under consistent SEC disclosure requirements and should not be misinterpreted as applying to any other disclosure standards.

Frequently Used Terms and Non-GAAP Measures
This press release includes cash flow from operations and asset sales (non-GAAP). Because of the regular nature of our asset management and divestment program, the company believes it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities for the 2023 and 2024 periods is shown on page 6.
This press release also includes cash flow from operations and asset sales excluding working capital (non-GAAP). The company believes it is useful for investors to consider these numbers in comparing the underlying performance of the company's business across periods when there are significant period-to-period differences in the amount of changes in working capital. A reconciliation to net cash provided by operating activities for the 2023 and 2024 periods is shown on page 6.
This press release also includes Earnings/(Loss) Excluding Identified Items (non-GAAP), which are earnings/(loss) excluding individually significant non-operational events with, typically, an absolute corporate total earnings impact of at least $250 million in a given quarter. The earnings/(loss) impact of an identified item for an individual segment may be less than $250 million when the item impacts several periods or several segments. Earnings/(loss) excluding Identified Items does include non-operational earnings events or impacts that are generally below the $250 million threshold utilized for identified items. When the effect of these events is significant in aggregate, it is indicated in analysis of period results as part of quarterly earnings press release and teleconference materials. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The Corporation believes this view provides investors increased transparency into business results and trends and provides investors with a view of the business as seen through the eyes of management. Earnings excluding Identified Items is not meant to be viewed in isolation or as a substitute for net income/(loss) attributable to ExxonMobil as prepared in accordance with U.S. GAAP. A reconciliation to earnings is shown for 2024 and 2023 periods in Attachments II-a and II-b. Corresponding per share amounts are shown on page 1 and in Attachment II-a, including a reconciliation to earnings/(loss) per common share – assuming dilution (U.S. GAAP).
This press release also includes total taxes including sales-based taxes. This is a broader indicator of the total tax burden on the Corporation’s products and earnings, including certain sales and value-added taxes imposed on and concurrent with revenue-producing transactions with customers and collected on behalf of governmental authorities (“sales-based taxes”). It combines “Income taxes” and “Total other taxes and duties” with sales-based taxes, which are reported net in the income statement. The company believes it is useful for the Corporation and its investors to understand the total tax burden imposed on the Corporation’s products and earnings. A reconciliation to total taxes is shown in Attachment I-a.
This press release also references free cash flow (non-GAAP). Free cash flow is the sum of net cash provided by operating activities and net cash flow used in investing activities. This measure is useful when evaluating cash available for financing activities, including shareholder distributions, after investment in the business. Free cash flow is not meant to be viewed in isolation or as a substitute for net cash provided by operating activities. A reconciliation to net cash provided by operating activities for the 2023 and 2024 periods is shown on page 6.
References to resources or resource base may include quantities of oil and natural gas classified as proved reserves, as well as quantities that are not yet classified as proved reserves, but that are expected to be ultimately recoverable. The term “resource base” or similar terms are not intended to correspond to SEC definitions such as “probable” or “possible” reserves. A reconciliation of production excluding divestments, entitlements, and government mandates to actual production is contained in the Supplement to this release included as Exhibit 99.2 to the Form 8-K filed the same day as this news release.
The term “project” as used in this news release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. Projects or plans may not reflect investment decisions made by the company. Individual opportunities may advance based on a number of factors, including availability of supportive policy, technology for cost-effective abatement, and alignment with our partners and other stakeholders. The company may refer to these opportunities as projects in external disclosures at various stages throughout their progression.
Advantaged assets (Advantaged growth projects) includes Permian, Guyana, Brazil and LNG.
High-value products includes performance products and lower-emission fuels.
Strategic projects includes (i) the following completed projects: Rotterdam Hydrocracker, Corpus Christi Chemical Complex, Baton Rouge Polypropylene, Beaumont Crude Expansion, Baytown Chemical Expansion, Permian Crude Venture, and the 2022 Baytown advanced recycling facility; and (ii) the following projects still to be completed: Fawley Hydrofiner, China Chemical Complex, Singapore Resid Upgrade, Strathcona Renewable Diesel, ProxximaTM Venture, USGC Reconfiguration, additional advanced recycling projects under evaluation worldwide, and additional projects in plan yet to be publicly announced.
Performance products (performance chemicals, performance lubricants) refers to products that provide differentiated performance for multiple applications through enhanced properties versus commodity alternatives and bring significant additional value to customers and end-users.
Lower-emission fuels are fuels with lower life cycle emissions than conventional transportation fuels for gasoline, diesel and jet transport.
Government mandates (curtailments) are changes to ExxonMobil’s sustainable production levels as a result of production limits or sanctions imposed by governments.
Debt-to-capital ratio is total debt divided by the sum of total debt and equity. Total debt is the sum of notes and loans payable and long-term debt, as reported in the consolidated balance sheet, along with total equity.
Net-debt-to-capital ratio is net debt divided by the sum of net debt and total equity, where net debt is net of cash and cash equivalents, excluding restricted cash.
This press release also references Structural Cost Savings, for more details see page 7.
Reference to Earnings
References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Energy Products, Chemical Products, Specialty Products and Corporate and Financing earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.
Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships. ExxonMobil's ambitions, plans and goals do not guarantee any action or future performance by its affiliates or Exxon Mobil Corporation's responsibility for those affiliates' actions and future performance, each affiliate of which manages its own affairs.
Throughout this press release, both Exhibit 99.1 as well as Exhibit 99.2, due to rounding, numbers presented may not add up precisely to the totals indicated.

.	ATTACHMENT I-a
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Preliminary)

Dollars in millions (unless otherwise noted)	Three Months Ended March 31,
	2024	2023
Revenues and other income
Sales and other operating revenue	80,411	83,644
Income from equity affiliates	1,842	2,381
Other income	830	539
Total revenues and other income	83,083	86,564
Costs and other deductions
Crude oil and product purchases	47,601	46,003
Production and manufacturing expenses	9,091	9,436
Selling, general and administrative expenses	2,495	2,390
Depreciation and depletion (includes impairments)	4,812	4,244
Exploration expenses, including dry holes	148	141
Non-service pension and postretirement benefit expense	23	167
Interest expense	221	159
Other taxes and duties	6,323	7,221
Total costs and other deductions	70,714	69,761
Income/(Loss) before income taxes	12,369	16,803
Income tax expense/(benefit)	3,803	4,960
Net income/(loss) including noncontrolling interests	8,566	11,843
Net income/(loss) attributable to noncontrolling interests	346	413
Net income/(loss) attributable to ExxonMobil	8,220	11,430

OTHER FINANCIAL DATA
Dollars in millions (unless otherwise noted)	Three Months Ended March 31,
	2024	2023
Earnings per common share (U.S. dollars)	2.06	2.79
Earnings per common share - assuming dilution (U.S. dollars)	2.06	2.79

Dividends on common stock
Total	3,808	3,738
Per common share (U.S. dollars)	0.95	0.91

Millions of common shares outstanding
Average - assuming dilution	3,998	4,102

Taxes
Income taxes	3,803	4,960
Total other taxes and duties	7,160	8,095
Total taxes	10,963	13,055
Sales-based taxes	5,549	6,032
Total taxes including sales-based taxes	16,512	19,087

ExxonMobil share of income taxes of equity companies (non-GAAP)	998	1,235

.	ATTACHMENT I-b
CONDENSED CONSOLIDATED BALANCE SHEET
(Preliminary)

Dollars in millions (unless otherwise noted)	March 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	33,320	31,539
Cash and cash equivalents – restricted	29	29
Notes and accounts receivable – net	40,366	38,015
Inventories
Crude oil, products and merchandise	18,891	20,528
Materials and supplies	4,600	4,592
Other current assets	2,171	1,906
Total current assets	99,377	96,609
Investments, advances and long-term receivables	47,608	47,630
Property, plant and equipment – net	213,723	214,940
Other assets, including intangibles – net	17,210	17,138
Total Assets	377,918	376,317

LIABILITIES
Current liabilities
Notes and loans payable	8,227	4,090
Accounts payable and accrued liabilities	59,531	58,037
Income taxes payable	4,163	3,189
Total current liabilities	71,921	65,316
Long-term debt	32,213	37,483
Postretirement benefits reserves	10,475	10,496
Deferred income tax liabilities	24,106	24,452
Long-term obligations to equity companies	1,909	1,804
Other long-term obligations	24,242	24,228
Total Liabilities	164,866	163,779

EQUITY
Common stock without par value
(9,000 million shares authorized, 8,019 million shares issued)	17,971	17,781
Earnings reinvested	458,339	453,927
Accumulated other comprehensive income	(13,169)	(11,989)
Common stock held in treasury
(4,076 million shares at March 31, 2024, and 4,048 million shares at December 31, 2023)	(257,891)	(254,917)
ExxonMobil share of equity	205,250	204,802
Noncontrolling interests	7,802	7,736
Total Equity	213,052	212,538
Total Liabilities and Equity	377,918	376,317

.	ATTACHMENT I-c
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Preliminary)

Dollars in millions (unless otherwise noted)	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss) including noncontrolling interests	8,566	11,843
Depreciation and depletion (includes impairments)	4,812	4,244
Changes in operational working capital, excluding cash and debt	2,008	(302)
All other items – net	(722)	556
Net cash provided by operating activities	14,664	16,341

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(5,074)	(5,412)
Proceeds from asset sales and returns of investments	703	854
Additional investments and advances	(421)	(445)
Other investing activities including collection of advances	215	78
Net cash used in investing activities	(4,577)	(4,925)

CASH FLOWS FROM FINANCING ACTIVITIES
Additions to long-term debt	108	20
Reductions in short-term debt	(1,106)	(126)
Additions/(Reductions) in debt with three months or less maturity	(5)	(192)
Cash dividends to ExxonMobil shareholders	(3,808)	(3,738)
Cash dividends to noncontrolling interests	(166)	(115)
Changes in noncontrolling interests	6	(16)
Common stock acquired	(3,011)	(4,340)
Net cash provided by (used in) financing activities	(7,982)	(8,507)
Effects of exchange rate changes on cash	(324)	102
Increase/(Decrease) in cash and cash equivalents	1,781	3,011
Cash and cash equivalents at beginning of period	31,568	29,665
Cash and cash equivalents at end of period	33,349	32,676

.	ATTACHMENT II-a
KEY FIGURES: IDENTIFIED ITEMS

Dollars in millions (unless otherwise noted)	1Q24	4Q23	1Q23
Earnings/(Loss) (U.S. GAAP)	8,220	7,630	11,430

Identified Items
Impairments	—	(3,040)	—
Gain/(loss) on sale of assets	—	305	—
Tax-related items	—	577	(188)
Other	—	(175)	—
Total Identified Items	—	(2,333)	(188)

Earnings/(Loss) Excluding Identified Items (non-GAAP)	8,220	9,963	11,618

Dollars per common share	1Q24	4Q23	1Q23
Earnings/(Loss) Per Common Share (U.S. GAAP) ¹	2.06	1.91	2.79

Identified Items Per Common Share ¹
Impairments	—	(0.75)	—
Gain/(loss) on sale of assets	—	0.08	—
Tax-related items	—	0.14	(0.04)
Other	—	(0.04)	—
Total Identified Items Per Common Share ¹	—	(0.57)	(0.04)

Earnings/(Loss) Excl. Identified Items Per Common Share (non-GAAP) ¹	2.06	2.48	2.83
¹ Assuming dilution.

.	ATTACHMENT II-b
KEY FIGURES: IDENTIFIED ITEMS BY SEGMENT

First Quarter 2024	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	1,054	4,606	836	540	504	281	404	357	(362)	8,220

Total Identified Items	—	—	—	—	—	—	—	—	—	—

Earnings/(Loss) Excl. Identified Items (non-GAAP)	1,054	4,606	836	540	504	281	404	357	(362)	8,220

Fourth Quarter 2023	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	84	4,065	1,329	1,878	478	(289)	386	264	(565)	7,630

Identified Items
Impairments	(1,978)	(686)	—	—	(21)	(273)	—	(82)	—	(3,040)
Gain/(Loss) on sale of assets	305	—	—	—	—	—	—	—	—	305
Tax-related items	184	58	192	(3)	53	—	12	5	76	577
Other	—	—	—	—	—	(147)	—	(28)	—	(175)
Total Identified Items	(1,489)	(628)	192	(3)	32	(420)	12	(105)	76	(2,333)

Earnings/(Loss) Excl. Identified Items (non-GAAP)	1,573	4,693	1,137	1,881	446	131	374	369	(641)	9,963

First Quarter 2023	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	1,632	4,825	1,910	2,273	324	47	451	323	(355)	11,430

Identified Items
Tax-related items	—	(158)	—	(30)	—	—	—	—	—	(188)
Total Identified Items	—	(158)	—	(30)	—	—	—	—	—	(188)

Earnings/(Loss) Excl. Identified Items (non-GAAP)	1,632	4,983	1,910	2,303	324	47	451	323	(355)	11,618

.	ATTACHMENT III
KEY FIGURES: UPSTREAM VOLUMES

Net production of crude oil, natural gas liquids, bitumen and synthetic oil, thousand barrels per day (kbd)	1Q24	4Q23	1Q23
United States	816	851	820
Canada/Other Americas	772	709	670
Europe	4	3	4
Africa	224	231	220
Asia	711	722	749
Australia/Oceania	30	34	32
Worldwide	2,557	2,550	2,495

Net natural gas production available for sale, million cubic feet per day (mcfd)	1Q24	4Q23	1Q23
United States	2,241	2,262	2,367
Canada/Other Americas	94	98	94
Europe	377	367	548
Africa	150	149	134
Asia	3,274	3,486	3,597
Australia/Oceania	1,226	1,283	1,276
Worldwide	7,362	7,645	8,016

Oil-equivalent production (koebd) ¹	3,784	3,824	3,831

[1] Natural gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels.

.	ATTACHMENT IV
KEY FIGURES: MANUFACTURING THROUGHPUT AND SALES

Refinery throughput, thousand barrels per day (kbd)	1Q24	4Q23	1Q23
United States	1,900	1,933	1,643
Canada	407	407	417
Europe	954	1,014	1,189
Asia Pacific	402	450	565
Other	180	82	184
Worldwide	3,843	3,886	3,998

Energy Products sales, thousand barrels per day (kbd)	1Q24	4Q23	1Q23
United States	2,576	2,704	2,459
Non-U.S.	2,656	2,653	2,818
Worldwide	5,232	5,357	5,277

Gasolines, naphthas	2,178	2,255	2,177
Heating oils, kerosene, diesel	1,742	1,735	1,770
Aviation fuels	339	328	312
Heavy fuels	214	185	215
Other energy products	759	854	803
Worldwide	5,232	5,357	5,277

Chemical Products sales, thousand metric tons (kt)	1Q24	4Q23	1Q23
United States	1,847	1,743	1,561
Non-U.S.	3,207	3,033	3,088
Worldwide	5,054	4,776	4,649

Specialty Products sales, thousand metric tons (kt)	1Q24	4Q23	1Q23
United States	495	473	476
Non-U.S.	1,464	1,367	1,464
Worldwide	1,959	1,839	1,940

.	ATTACHMENT V
KEY FIGURES: CAPITAL AND EXPLORATION EXPENDITURES

Dollars in millions (unless otherwise noted)	1Q24	4Q23	1Q23
Upstream
United States	2,269	2,258	2,108
Non-U.S.	2,313	3,512	2,473
Total	4,582	5,770	4,581

Energy Products
United States	179	227	358
Non-U.S.	348	485	327
Total	527	712	685

Chemical Products
United States	152	211	285
Non-U.S.	281	641	546
Total	433	852	831

Specialty Products
United States	8	22	11
Non-U.S.	68	127	80
Total	76	149	91

Other
Other	221	274	192

Worldwide	5,839	7,757	6,380

CASH CAPITAL EXPENDITURES

Dollars in millions (unless otherwise noted)	1Q24	4Q23	1Q23
Additions to property, plant and equipment	5,074	6,228	5,412
Net investments and advances	206	506	367
Total Cash Capital Expenditures	5,280	6,734	5,779

.	ATTACHMENT VI
KEY FIGURES: YEAR-TO-DATE EARNINGS/(LOSS)

Results Summary

Dollars in millions (except per share data)	1Q24	4Q23	Change vs 4Q23	1Q23	Change vs 1Q23
Earnings (U.S. GAAP)	8,220	7,630	+590	11,430	-3,210
Earnings Excluding Identified Items (non-GAAP)	8,220	9,963	-1,743	11,618	-3,398

Earnings Per Common Share ¹	2.06	1.91	+0.15	2.79	-0.73
Earnings Excluding Identified Items Per Common Share (non-GAAP) ¹	2.06	2.48	-0.42	2.83	-0.77

Capital and Exploration Expenditures	5,839	7,757	-1,918	6,380	-541

¹ Assuming dilution

EARNINGS/(LOSS) BY QUARTER
Dollars in millions (unless otherwise noted)	2024	2023	2022	2021	2020
First Quarter	8,220	11,430	5,480	2,730	(610)
Second Quarter	—	7,880	17,850	4,690	(1,080)
Third Quarter	—	9,070	19,660	6,750	(680)
Fourth Quarter	—	7,630	12,750	8,870	(20,070)
Full Year	—	36,010	55,740	23,040	(22,440)

Dollars per common share ²	2024	2023	2022	2021	2020
First Quarter	2.06	2.79	1.28	0.64	(0.14)
Second Quarter	—	1.94	4.21	1.10	(0.26)
Third Quarter	—	2.25	4.68	1.57	(0.15)
Fourth Quarter	—	1.91	3.09	2.08	(4.70)
Full Year	—	8.89	13.26	5.39	(5.25)

[2] Computed using the average number of shares outstanding during each period; assuming dilution.